Exhibit 99.1

NEWS RELEASE

Contact:
Susan Ball
EVP & Chief Financial Officer
(281) 388-5521

TEAM, INC. REPORTS FIRST QUARTER
2019 RESULTS

•	First quarter operating cash flow of $7.6 million with positive free cash flow; represents an improvement of $5.5 million compared to Q1 2018; paid down an additional $3.6 million of debt

•
Continued strong performance by Quest Integrity; first quarter revenues increased 16.3% over Q1 2018; Q1 2019 operating income improved 50.3% over Q1 2018, expected to deliver a third straight year of record revenues

•	OneTeam program generated a total of $5.5 million of savings in the first quarter; selling, general and administrative expenses decreased by $7.4 million in Q1 2019 compared to Q1 2018

•	Gross margin of 24.5% in Q1 2019 in-line with the same quarter last year

•	First quarter delayed project activity; setting up for a strong second quarter

SUGAR LAND, TX – May 7, 2019 – Team, Inc. (NYSE: TISI), a leading global provider of specialized industrial services, today reported its financial results for the quarter ended March 31, 2019.

Consolidated revenues for the first quarter of 2019 were $269.6 million compared to $302.4 million in the prior year quarter, primarily from lower activity in our Inspection and Heat Treating (“IHT”) and Mechanical Services (“MS”) segments, partially offset by higher activity levels in our Quest Integrity segment. Consolidated net loss in the first quarter of 2019 was $24.2 million ($0.80 loss per diluted share) compared to a net loss of $12.3 million ($0.41 loss per diluted share) in the first quarter of 2018. Adjusted EBITDA, a non-GAAP measure, was $3.8 million for the first quarter of 2019 versus $9.9 million in the prior year quarter. (See the accompanying reconciliation of non-GAAP items at the end of this news release.)

Commenting on the results, Amerino Gatti, Team’s Chief Executive Officer, said, “While our consolidated first quarter revenues were lower than anticipated due to project delays, weather disruptions and deferrals from the U.S. government shutdown, gross margin remained flat versus prior year, as a result of our OneTEAM actions and strong business execution. The second quarter is off to a strong start, with the exception of Canada, driven by increased project and turnaround activity. As reported last quarter, we expect 2019 to be an inverse of 2018, with the first half comparable to the second half of 2018 and a stronger second half for 2019.”

“Our selling, general and administrative expenses decreased by 8.7% sequentially and decreased 8.2% when compared to the first quarter of 2018, as a result of targeted cost reduction initiatives under the OneTEAM program,” added Mr. Gatti.

“We generated positive free cash flow in the first quarter of 2019, with an improvement of $4.4 million from the prior year quarter. In addition, we repaid nearly $4 million in outstanding debt, reducing our debt for the third consecutive quarter. Looking ahead, we expect to generate more than $30 million of free cash flow in 2019, doubling the $15 million from the prior year,” Mr. Gatti, concluded.

First quarter 2019 reported results include certain net charges not indicative of Team’s core operating activities, including: $3.4 million of costs related to our OneTEAM program and $2.2 million of certain legal, professional fees and other costs. Net of tax, these items totaled $4.4 million ($0.14 per diluted share).

Excluding these items, adjusted net loss, a non-GAAP measure, was $19.8 million, or $0.66 adjusted net loss per diluted share for the first quarter of 2019 compared to adjusted net loss of $11.8 million, or $0.40 adjusted net loss per diluted share for the same quarter in 2018. Our adjusted measure of operating loss, Adjusted EBIT, was $11.0 million in the first quarter compared to $9.0 million in the prior year comparable quarter.

Adjusted net loss, Adjusted EBIT, Adjusted EBITDA and free cash flow are non-GAAP financial measures that exclude certain items that are not indicative of Team’s core operating activities. A reconciliation of these non-GAAP financial measures to the most comparable GAAP financial measures is at the end of this release.

Segment Results

The following table illustrates the composition of the Company’s revenue and operating income (loss) for the quarters ended March 31, 2019 and 2018 (in thousands):

	Three Months Ended March 31,		Increase (Decrease)
	2019	2018	$	%
	(unaudited)	(unaudited)
Revenues by business segment:
IHT	$127,056	$151,419	$(24,363)	(16.1)%
MS	121,526	132,901	(11,375)	(8.6)%
Quest Integrity	21,017	18,065	2,952	16.3%
Total	$269,599	$302,385	$(32,786)	(10.8)%
Operating income (loss):
IHT	$1,721	$6,740	$(5,019)	(74.5)%
MS	5,534	2,518	3,016	119.8%
Quest Integrity	1,644	1,094	550	50.3%
Corporate and shared support services	(25,427)	(24,477)	(950)	(3.9)%
Total	$(16,528)	$(14,125)	$(2,403)	(17.0)%

Quest Integrity continued its strong growth with a 16.3% year-over-year improvement in revenue and a 50.3% increase in operating income. Decreased activity levels in IHT and MS were associated with volumes being negatively impacted by weather disruptions across Canada and parts of the U.S. and project delays resulting from the U.S. government shutdown. Also, decreases of certain large client non-recurring projects and discontinued underperforming businesses in our IHT and MS segments significantly impacted revenues as compared to the same period in 2018. Additionally, the spring 2019 project and turnaround season has been negatively impacted by significantly higher refinery utilization levels, resulting in the postponement of planned maintenance work and setting us up for a strong second quarter.

Cash and Total Liquidity

Consolidated cash and cash equivalents was $15.1 million at March 31, 2019. We had approximately $58 million of available borrowing capacity with total liquidity of $73 million at March 31, 2019.

Revision of Prior Period Financial Statements

As noted in the previously issued 2018 Form 10-K, the Company identified errors in its previously issued 2018 unaudited condensed consolidated financial statements. These prior period errors are related to the measurement of valuation allowances on deferred tax assets. The prior period condensed consolidated financial statements and other affected prior period financial information have been revised to correct these errors. The effect of correcting the errors increased our income tax benefit and favorably impacted our net loss by $5.6 million in the three months ended March 31, 2018. Based on an analysis of quantitative and qualitative factors, the Company determined the related impacts were not material to its previously filed annual or interim consolidated financial statements, and therefore, amendments of previously filed reports are not required.

Impact of New Lease Accounting Implementation

Effective January 1, 2019, Team adopted the provisions of the new lease accounting standard, Financial Accounting Standards Board Topic 842 (ASC 842). The adoption of ASC 842 resulted in the recognition of operating lease right-of-use assets and operating lease liabilities. As of March 31, 2019, operating lease right-of-use assets and operating lease liabilities were $67.7 million and $72.6 million, respectively. These operating lease assets and liabilities exclude certain short-term leases that, pursuant to ASC 842, are not required to be recorded on Team’s balance sheet. Additionally, a cumulative effect of the adoption of $0.8 million, net of tax, was recorded to the beginning retained earnings.

Non-GAAP Financial Measures

The non-GAAP measures in this press release are provided to enable investors, analysts and management to evaluate Team’s performance excluding the effects of certain items that management believes impact the comparability of operating results between reporting periods. These measures should be used in addition to, and not in lieu of, results prepared in conformity with generally accepted accounting principles (GAAP). A reconciliation of each of the non-GAAP financial measures to the most directly comparable historical GAAP financial measure is contained in the accompanying schedule for each of the fiscal periods indicated.

Outlook for 2019

The Company anticipates that it will generate more than $30.0 million of free cash flow for 2019 with capital expenditures of approximately $30.0 million to $33.0 million.

Conference Call and Webcast Details

Team, Inc. will host a conference call on Wednesday, May 8, 2019 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) to review its first quarter 2019 results.

By Phone: Dial 1-888-699-2378 inside the U.S. or 1-847-852-4067 outside the U.S. at least 10 minutes before the call. A telephone replay will be available through May 15 by dialing 1-855-859-2056 inside the U.S. or 404-537-3406 outside the U.S. using the Conference ID 8076049#.

By Webcast: The call will be broadcast over the web and can be accessed on Team’s website, www.teaminc.com under Investor Relations. Please log on at least 10 minutes in advance to register and download any necessary software. A replay will be available shortly after the call.

About Team, Inc.

Headquartered near Houston, Texas, Team, Inc. (NYSE: TISI) is a leading global provider of specialized industrial services, including inspection, engineering assessment and mechanical repair and remediation required in maintaining and installing high-temperature and high-pressure piping systems and vessels that are utilized extensively in the refining, petrochemical, power, pipeline, aerospace and other heavy industries. Team offers these services across over 200 locations and more than 20 countries throughout the world. For more information, please visit www.teaminc.com.

Certain forward-looking information contained herein is being provided in accordance with the provisions of the Private Securities Litigation Reform Act of 1995.  We have made reasonable efforts to ensure that the information, assumptions and beliefs upon which this forward-looking information is based are current, reasonable and complete. Such forward-looking statements involve estimates, assumptions, judgments and uncertainties. There are known and unknown factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking information. Such known factors are detailed in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each as filed with the Securities and Exchange Commission, and in other reports filed by the Company with the Securities and Exchange Commission from time to time. Accordingly, there can be no assurance that the forward-looking information contained herein, including projected cost savings, will occur or that objectives will be achieved. We assume no obligation to publicly update or revise any forward-looking statements made today or any other forward-looking statements made by the Company, whether as a result of new information, future events or otherwise, except as may be required by law.

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TEAM, INC. AND SUBSIDIARIES
SUMMARY OF CONSOLIDATED OPERATING RESULTS
(in thousands, except per share data)

	Three Months Ended
	March 31,
	2019	2018[1]
	(unaudited)	(unaudited)
Revenues	$269,599	$302,385
Operating expenses	203,652	226,851
Gross margin	65,947	75,534
Selling, general and administrative expenses	82,267	89,659
Restructuring and other related charges, net	208	—
Operating loss	(16,528)	(14,125)
Interest expense, net	7,425	7,597
Gain on convertible debt embedded derivative	—	(4,547)
Other (income) expense, net	(58)	47
Loss before income taxes	(23,895)	(17,222)
Less: Income tax expense (benefit)	333	(4,958)
Net loss	$(24,228)	$(12,264)

Loss per common share:
Basic	$(0.80)	$(0.41)
Diluted	$(0.80)	$(0.41)

Weighted-average number of shares outstanding:
Basic	30,228	29,974
Diluted	30,228	29,974
___________________

1	As revised. See Revision of Prior Period Financial Statements in this press release for additional information.

TEAM, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED BALANCE SHEET INFORMATION
(in thousands)

	March 31,	December 31,
	2019	2018
	(unaudited)

Cash and cash equivalents	$15,084	$18,288

Other current assets	318,344	336,668

Property, plant and equipment, net	192,567	194,794

Other non-current assets	492,121	428,071

Total assets	$1,018,116	$977,821

Current portion of long-term debt and finance lease obligations	$292	$569

Other current liabilities	152,422	139,382

Long-term debt and finance lease obligations net of current maturities	354,503	356,814

Other non-current liabilities	74,682	23,956

Stockholders’ equity	436,217	457,100

Total liabilities and stockholders’ equity	$1,018,116	$977,821

TEAM INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED CASH FLOW INFORMATION
(in thousands)

	Three Months Ended March 31,
	2019	2018[1]
	(unaudited)	(unaudited)

Net loss	$(24,228)	$(12,264)

Depreciation and amortization expense	12,271	16,455

Provision for doubtful accounts	637	2,422

Deferred income taxes	(771)	(7,225)

Gain on convertible debt embedded derivative	—	(4,547)

Non-cash compensation cost	2,434	2,420

Working capital changes	15,939	3,791

Other items affecting operating cash flows	1,346	1,099

Net cash provided by operating activities	7,628	2,151

Capital expenditures	(6,610)	(5,487)

Proceeds from disposal of assets	47	18

Other items affecting investing cash flow	47	(436)

Net cash used in investing activities	(6,516)	(5,905)

Borrowings (payments) on Credit Facility, net	(3,550)	(2,630)

Debt issuance costs on Credit Facility	—	(855)

Cash associated with share-based payment arrangements, net	(342)	(225)

Other items affecting financing cash flows	(500)	(668)

Net cash (used in) provided by financing activities	(4,392)	(4,378)

Effect of exchange rate changes	76	(237)

Net change in cash and cash equivalents	$(3,204)	$(8,369)

___________________

1	As revised. See Revision of Prior Period Financial Statements in this press release for additional information.

TEAM, INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(in thousands)

	Three Months Ended March 31,
	2019	2018
	(unaudited)	(unaudited)
Revenues
IHT	$127,056	$151,419
MS	121,526	132,901
Quest Integrity	21,017	18,065
	$269,599	$302,385

Operating income (loss) (“EBIT”)
IHT	$1,721	$6,740
MS	5,534	2,518
Quest Integrity	1,644	1,094
Corporate and shared support services	(25,427)	(24,477)
	$(16,528)	$(14,125)

Adjusted EBIT
IHT	$1,823	$6,789
MS	5,619	3,017
Quest Integrity	1,644	1,094
Corporate and shared support services	(20,037)	(19,892)
	$(10,951)	$(8,992)
Adjusted EBITDA
IHT	$6,325	$11,594
MS	11,033	12,295
Quest Integrity	2,565	2,093
Corporate and shared support services	(16,169)	(16,099)
	$3,754	$9,883

TEAM, INC. AND SUBSIDIARIES
Non-GAAP Financial Measures
(Unaudited)
The Company uses supplemental non-GAAP financial measures which are derived from the consolidated financial information including adjusted net income (loss); adjusted net income (loss) per diluted share, earnings before interest and taxes (“EBIT”); adjusted EBIT (defined below); adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”) and free cash flow to supplement financial information presented on a GAAP basis. Adjusted net income (loss) and adjusted net income (loss) per diluted share, each as defined by the Company, exclude the following items from net income (loss): costs associated with our OneTEAM transformation program, acquisition costs associated with business combinations, legal costs associated with Quest Integrity patent defense litigation, professional fees for acquired business integration, gains (losses) on the revaluation of contingent consideration, restructuring and other related charges (credits), executive severance/transition costs, non-capitalized Enterprise Resource Planning (“ERP”) implementation costs, gains (losses) on our convertible debt embedded derivative, and certain other items that management does not believe are indicative of core operating activities and the related income tax impacts. We also exclude the income tax impacts of certain special income tax items including the effects of certain tax legislation changes. The identification of these special tax items is judgmental in nature, and their calculation is based on various assumptions and estimates. EBIT, as defined by the Company, excludes income tax expense (benefit), interest charges and items of other (income) expense and therefore is equal to operating income (loss) reported in accordance with GAAP. Adjusted EBIT further excludes the following items: costs associated with our OneTEAM transformation program, acquisition costs associated with business combinations, legal costs associated with Quest Integrity patent defense litigation, professional fees for acquired business integration, gains (losses) on the revaluation of contingent consideration, restructuring and other related charges (credits), executive severance/transition costs, non-capitalized ERP implementation costs and certain other items that management does not believe are indicative of core operating activities. Adjusted EBITDA further excludes from adjusted EBIT depreciation, amortization and non-cash share based compensation costs. Free cash flow is defined as net cash provided by (used in) operating activities minus capital expenditures.
Management believes that excluding certain items from GAAP results allows management to better understand the consolidated financial performance from period to period and to better identify operating trends that may not otherwise be apparent. Moreover, the Company believes these non-GAAP financial measures will provide its stakeholders with useful information to help them evaluate operating performance. However, there are limitations to the use of the non-GAAP financial measures presented in this report. The Company’s non-GAAP financial measures may not be comparable to similarly titled measures of other companies who may calculate non-GAAP financial measures differently than Team does, limiting the usefulness of those measures for comparative purposes. The liquidity measure of free cash flow does not represent a precise calculation of residual cash flow available for discretionary expenditures.
The non-GAAP financial measures are not meant to be considered as indicators of performance in isolation from or as a substitute for net income (loss) as a measure of operating performance or to cash flows from operating activities as a measure of liquidity, prepared in accordance with GAAP, and should be read only in conjunction with financial information presented on a GAAP basis. Reconciliations of each non-GAAP financial measure to its most directly comparable GAAP financial measure are presented below. You are encouraged to review the reconciliations in conjunction with the presentation of the non-GAAP financial measures for each of the periods presented.

TEAM, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in thousands, except per share data)

	Three Months Ended March 31,
	2019	2018[4]
	(unaudited)	(unaudited)

Net income (loss):
Net loss	$(24,228)	$(12,264)
Professional fees, legal and other[1]	5,369	5,046
ERP costs	—	87
Restructuring and other related charges, net[2]	208	—
Gain on convertible debt embedded derivative	—	(4,547)
Tax impact of adjustments and other net tax items[3]	(1,171)	(164)
Adjusted net loss	$(19,822)	$(11,842)

Adjusted net loss per common share:
Basic	$(0.66)	$(0.40)
Diluted	$(0.66)	$(0.40)

Adjusted EBIT and Adjusted EBITDA:
Operating loss (“EBIT”)	$(16,528)	$(14,125)
Professional fees, legal and other[1]	5,369	5,046
ERP costs	—	87
Restructuring and other related charges, net[2]	208	—
Adjusted EBIT	(10,951)	(8,992)
Depreciation and amortization
Amount included in operating expenses	6,331	7,100
Amount included in SG&A expenses	5,940	9,355
Total depreciation and amortization	12,271	16,455
Non-cash share-based compensation costs	2,434	2,420
Adjusted EBITDA	$3,754	$9,883

Free Cash Flow:
Cash provided by operating activities	$7,628	$2,151
Capital expenditures	(6,610)	(5,487)
Free Cash Flow	$1,018	$(3,336)
____________________________________

1	For the three months ended March 31, 2019 and March 31, 2018, includes $3.2 million and $3.4 million, respectively, associated with the OneTEAM program (exclusive of restructuring costs).

2	For 2019, relates to restructuring costs incurred associated with the OneTEAM program.

3	Represents the tax effect of the adjustments at an assumed marginal tax rate of 21% for the three months ended March 31, 2019 and 28% for the three months ended March 31, 2018.

4	As revised. See Revision of Prior Period Financial Statements in this press release for additional information.

TEAM, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (Continued)
(in thousands)

	Three Months Ended March 31,
	2019	2018
	(unaudited)	(unaudited)

Adjusted EBIT and Adjusted EBITDA by Segment:

IHT
Operating income	$1,721	$6,740
Professional fees, legal and other[2]	—	49
Restructuring and other related charges, net[1]	102	—
Adjusted EBIT	1,823	6,789
Depreciation and amortization	4,502	4,805
Adjusted EBITDA	$6,325	$11,594

MS
Operating income	$5,534	$2,518
Professional fees, legal and other[2]	—	499
Restructuring and other related charges, net[1]	85	—
Adjusted EBIT	5,619	3,017
Depreciation and amortization	5,414	9,278
Adjusted EBITDA	$11,033	$12,295

Quest Integrity
Operating income	$1,644	$1,094
Adjusted EBIT	1,644	1,094
Depreciation and amortization	921	999
Adjusted EBITDA	$2,565	$2,093

Corporate and shared support services
Operating loss	$(25,427)	$(24,477)
Professional fees, legal and other[2]	5,369	4,498
ERP costs	—	87
Restructuring and other related charges, net[1]	21	—
Adjusted EBIT	(20,037)	(19,892)
Depreciation and amortization	1,434	1,373
Non-cash share-based compensation costs	2,434	2,420
Adjusted EBITDA	$(16,169)	$(16,099)
___________________

1	Relates to restructuring costs incurred associated with the OneTEAM program.

2	For the three months ended March 31, 2019 and March 31, 2018, includes $3.2 million and $3.4 million, respectively, associated with the OneTEAM program (exclusive of restructuring costs).